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                                                                    Exhibit 99.1
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                    HOLLYWOOD PARK ANNOUNCES NAME CHANGE TO
                             PINNACLE ENTERTAINMENT

        New Name Reflects Transformation to Gaming Entertainment Company

GLENDALE, Calif., Feb. 23 /PRNewswire/ -- Hollywood Park, Inc. (NYSE:  HPK -
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news) today announced that it has changed its corporate name to Pinnacle
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Entertainment, Inc.  The Company's stock will begin trading under the ticker symbol PNK on the New York Stock Exchange on February 28, 2000. The Company's new logo and links to its properties can be found at its new website address www.pinnacle-entertainment-inc.com.
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Since 1997, Hollywood Park has aggressively been building the Company's presence in casino gaming markets outside Atlantic City and Las Vegas. With a Company strategy of focusing all of its resources in the casino gaming industry, the Company has recently sold the Hollywood Park Race Track and executed a letter of intent to sell its Turf Paradise Race Track.

"The Hollywood Park name has always been associated with horse racing," remarked Paul Alanis, President and COO of Pinnacle Entertainment. "With the sale of the Hollywood Park Race Track and our intended sale of Turf Paradise, a new corporate name is an important way of reflecting our transition out of horse racing and into an exclusive focus on casino gaming and related activities. The Pinnacle Entertainment name indicates our desire to provide our guests with a high quality entertainment experience within the casino environment, as best exemplified by our Belterra Resort and Casino, which is under construction in Southern Indiana and scheduled to open in August."

Pinnacle Entertainment is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are the subject of pending sale transaction. Pinnacle Entertainment receives lease income from two card club casinos, both in the Los Angeles metropolitan area; and owns and operates a racing facility in Arizona that is the subject of a pending sale transaction. The company is also constructing the Belterra Resort and Casino, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati.

For more information on Pinnacle Entertainment, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code PNK.